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                                                                   EXHIBIT 4.6.2



                      SECOND AMENDMENT TO RIGHTS AGREEMENT


        SECOND AMENDMENT, dated as of March 30, 2000 ("Second Amendment"), to Rights Agreement dated as of September 14, 1998 (the "Rights Agreement"), between Leap Wireless International, Inc., a Delaware corporation (the "Company"), and Harris Trust Company of California (the "Rights Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

        WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

        WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

        NOW, THEREFORE, in consideration of the foregoing promises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

               1. Section 7.2 of the Rights Agreement is hereby amended and restated in its entirety as follows:

               "7.2 Purchase Agreement. The Purchase Price for each one one-thousandth of a Preferred Share pursuant to the exercise of a Right shall be $350.00, shall be subject to adjustment from time to time as provided in Sections 11, 13, and 26 and shall be payable in lawful money of the United States of America in accordance with Section 7.3."

        IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

LEAP WIRELESS INTERNATIONAL, INC.

By: /s/ James E. Hoffmann
    ------------------------------------
        Name:  James E. Hoffmann
        Title: Senior Vice President,
               General Counsel

HARRIS TRUST COMPANY OF CALIFORNIA


        By: /s/ John A. Castellanos
            ----------------------------
        Name:  John A. Castellanos
        Title: Vice President



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